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                                                                    EXHIBIT 99.1

                     CAUTIONARY STATEMENT FOR PURPOSES
                   OF THE "SAFE HARBOR" PROVISIONS OF THE
              PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Great Plains Software, Inc. (the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time make, in writing or orally, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). When used in conjunction with an identified forward-looking statement, this Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of such sections and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

    The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements:

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

    The Company's quarterly revenue and operating results have varied in the past, and are likely to vary in the future. The Company generally operates with little backlog, and most of its revenues in each quarter result from orders booked in that quarter. The Company establishes its expenditure levels based on its expectations as to future revenue, and, if revenue levels are below expectations, expenses could be disproportionately high. As a result, a drop in near term demand could significantly affect both revenue and profits in any quarter. In the future, the Company's operating results may fluctuate for this reason or as a result of a number of other factors, including increased expenses, timing of product releases, increased competition, variations in the mix of sales, announcements of new products by the Company or its competitors and capital spending patterns of the Company's customers. As a result, there can be no assurance the Company will be able to maintain profitability on an annual or quarterly basis.

    The Company's business has experienced and may continue to experience seasonality. In recent years, the Company has recognized a greater percentage of its revenue and operating income in its fourth fiscal quarter than in any of the first three fiscal quarters due to a number of factors, including the timing of product releases and the Company's sales incentive programs. Moreover, due to generally diminished business activity in the summer quarter, and to fiscal year-end sales incentive programs, the Company has historically recognized less revenue and operating income in its first fiscal quarter than in the other quarters.

    Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, it is possible that in some future quarters the Company's operating results will fall below the expectations of the Company, market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

DEPENDENCE ON NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE; PRODUCT DEVELOPMENT RISK

    The market for the Company's products is characterized by rapid technological advances and evolving industry standards and can be significantly affected by new product introductions, changing customer requirements and market activities of industry participants. The life cycles of the Company's products are difficult to estimate, and the Company's position in the current market could be undermined by rapid product advances. The Company's future success will depend upon its ability to continue to improve existing products and to develop and introduce products with new or enhanced capabilities that


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address the increasingly sophisticated needs of its customers and keep pace with technological and competitive developments. Among other things, the emergence of the Internet as an alternative computing platform and distribution medium may adversely affect the demand for client/server products and alter current software utilization, distribution and pricing patterns. There can be no assurance that the Company will be able to successfully develop and market new or enhanced products or respond effectively to technological changes or new product announcements by others. Further, the Company may face challenges with customers who are slower to adopt new technologies or otherwise commit resources to convert to a client/server solution. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness and revenue.

    Delays in the release of new and upgraded versions of the Company's software products could have a significantly negative impact on the Company's sales and results of operations. Because of the complexities inherent in developing software products as sophisticated as those sold by the Company and the lengthy testing periods associated with such products, no assurance can be given that future product introductions by the Company will not be delayed. In addition, complex software programs may contain undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that errors will not be found in the Company's existing or future products, with the possible result of delays in or loss of market acceptance of these products, diversion of the Company's resources, injury to the Company's reputation and increased service and warranty expenses.

RELIANCE ON MICROSOFT TECHNOLOGY

    The Company's software products are designed for Microsoft technologies, including Windows NT, Windows 95, Windows 98 and SQL Server. In addition, the Company's products utilize other Microsoft technologies, including Site Server, Internet Information Server, Visual Basic and Visual Basic for Applications. Although the Company believes that Microsoft technologies are and will be widely utilized by businesses in the corporate market or midmarket (the "Midmarket"), no assurance can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that the Company does not support. Moreover, the Company's strategy will require that the Company's products and technology be compatible with new developments in Microsoft's technology.

RELIANCE ON THIRD-PARTY SUPPLIERS

    The Company's products utilize certain software licensed to it by third-party software developers. Although the Company believes that there are alternatives for these products, any significant interruption in the supply of such third-party software could have a material adverse impact on the Company's sales unless and until the Company can replace the functionality provided by these products. In addition, the Company is to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's business, results of operations and financial condition.

DECLINE IN SALES OF DOS- and MACINTOSH-BASED PRODUCTS

    The Company has shifted its focus from a product based on DOS, Macintosh and local area network (LAN) technologies, Great Plains Accounting, to products based on Windows and client/server technologies. As a result of this shift and the decrease in general market demand for DOS- and Macintosh-based products, the Company's revenues from its Great Plains Accounting product have been


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declining and are expected to decline for the foreseeable future. There can be no assurance that the decline in revenues from sales of Great Plains Accounting will not have a material adverse effect on the Company's business, results of operations and financial condition.

RELIANCE UPON PARTNER DISTRIBUTION CHANNEL; RISKS ASSOCIATED WITH EXPANDING DISTRIBUTION

    The Company relies exclusively upon its network of value added resellers
(VARs), systems integrators, independent software vendors (ISVs), national, regional and local accounting firms and specialized software consultants (together, the "Partners") to provide marketing and sales opportunities. There can be no assurance that the Company's Partners will aggressively market the Company's products or will maintain their relationships with the Company. The failure of the Company to maintain its existing Partner relationships, or to establish new Partner relationships in the future, because of a divergence of interests, or for any other reason, could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company's ability to achieve significant revenue growth in the future will depend in large part on adding new Partners and leveraging its relationships with existing Partners. In addition, an integral part of the Company's strategy is to add distributors internationally, who in turn recruit Partners in their territory. The Company typically grants exclusive distribution rights to its international Partners. The Company is currently investing, and intends to continue to invest, significant resources to develop these channels. There can be no assurance that the Company will be able to leverage relationships with existing Partners and add new Partners and distributors to market the Company's products effectively. The inability to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

    The market for the Company's products is highly competitive and rapidly changing. The Company's primary market consists of businesses in the Midmarket. The Company's current and prospective competitors offer a variety of solutions for this market. The Company experiences significant competition and expects substantial additional competition from established and emerging software companies that offer products similar to the Company's products and target the same customers as the Company.

    In North America, the Company faces a number of competitors in the Midmarket. Outside North America, the Company also faces competition from a number of competitors, several of which have significant shares in their home markets. In addition, the Company competes for Midmarket business with companies primarily targeting the enterprise market. The Company's products also face competition from providers of industry-specific applications as well as indirect competition from in-house, custom-developed business management applications.

    Certain of the Company's competitors have substantially greater financial, marketing or technical resources than the Company. There can be no assurance that other companies have not developed or marketed or will not develop or market products that are superior to those of the Company, that are offered at substantially lower prices than those of the Company, or that have or will achieve greater market acceptance than those of the Company. In addition, there can be no assurance that alternative


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methods of delivering financial management systems will not provide increased competition.

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a significant extent on the Company's executive officers and certain technical, managerial, sales and marketing personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's business, results of operations and financial condition.

    Competition for qualified personnel in the software industry is intense. The future success of the Company will depend in large part on its ability to attract and retain qualified management and technical employees, and there can be no assurance that the Company will be able to do so. The Company believes that the continued employment of a number of key management and technical personnel is important to the Company's future success. The Company has from time to time experienced difficulty in locating and retaining candidates with appropriate qualifications.

MANAGEMENT OF GROWTH

    The Company's growth has resulted in an increase in responsibilities placed upon the Company's management and has placed added pressures on the Company's operating and other systems. To manage its growth effectively, the Company will be required to continue to implement additional systems and controls, and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate if the Company continues to grow, or that the Company will be able to implement additional systems successfully and in a timely manner as required. In addition, the Company from time to time may seek acquisitions of businesses, products and technologies that are complementary to those of the Company, or that allow the Company to enter new markets. Any such acquisition would place additional strains upon the Company's management resources.

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISK OF INFRINGEMENT

    The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect its intellectual property rights. There can be no assurance that these protections will be adequate to prevent the Company's competitors from copying or reverse-engineering the Company's products, or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company makes source code available to certain of its Partners and customers. This availability may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. The Company has no patents, and existing copyright laws afford only limited protection for the Company's intellectual property rights and will not protect such rights in the event competitors independently develop products similar to those of the Company. While the Company licenses its Dynamics C/S+ product under signed licenses, the Company licenses its Dynamics and Great Plains Accounting products primarily under "shrink wrap" licenses that are not signed by its licensees. These shrink wrap licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

    Although the Company has never been the subject of a material intellectual property dispute, there can be no assurance that a third party will not assert that the Company's technology violates its intellectual property rights in the future. As the number of software products in the Company's target market increases and the functionality of these products further overlap, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, whether with or without merit, can be time consuming and expensive to defend. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to its


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current or future products or that any such assertion will not require the
Company to enter into royalty arrangements or litigation that could be costly to the Company.

INTERNATIONAL SALES AND OPERATIONS

    The Company sells its products in select international markets in addition to the United States and Canada. The Company has subsidiaries located in the United Kingdom, Australia, Singapore, South Africa and Scandinavia. In addition, the Company has established distribution relationships with international distribution partners in Western and Eastern Europe, the Middle East, and Latin America. The Company's international business may be affected by such factors as local economic and market conditions, political and economic instability, greater difficulty in administering operations, difficulties in enforcing intellectual property and contractual rights, difficulties in tailoring the Company's software products to fit local accounting principles, rules, regulations, language, tax codes and customs, fluctuations in currency exchange rates and the need for compliance with a wide variety of foreign and United States export regulations. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's international operations and, consequently, the Company's business, results of operations and financial condition.

PRODUCT LIABILITY

    The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. The sale and support of products by the Company and its Partners may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. Furthermore, some of the Company's licenses with customers are governed by laws of jurisdictions other than the United States, and there can be no assurance that purported limitations on liability in these licenses would be enforced were foreign law to govern. A product liability claim brought against the Company could have a material adverse effect upon the Company's business, results of operations and financial condition.

POSSIBLE VOLATILITY OF STOCK PRICE

    The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, developments or disputes concerning intellectual property rights, technological innovations or new products, governmental regulatory action, general conditions in the accounting and financial management software industry, increased price competition, changes in earnings estimates by analysts or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many computer software companies and which have often been unrelated to the operating performance of such companies.